Exhibit 16
Form 8-K/A
Viking Systems, Inc.
File No. 000-49636

January 17, 2006

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We have read the statements included under Item 4.01 of Form 8-K/A dated December 28, 2005 of Viking Systems, Inc. and have the following comments:

1.	We agree with the statements made in Item 4.01(a), except that we have no basis on which to agree or disagree with the fifth paragraph of Item 4.01(a).
2.	We have no basis on which to agree or disagree with the statements made in Item 4.01 (b).

Very truly yours,

/s/ Tanner LC

Salt Lake City, Utah